                                                                      Exhibit 12


                               Dean Foods Company
               Computation of Ratio of Earnings to Fixed Charges





                                        13 Weeks Ended
                                        August 24, 1997
                                        ---------------
Income before taxes                        $35,324
                                           -------
Fixed charges:
        Interest expense                     5,727
        Portion of rentals (33%)             2,401
                                           -------
        Total fixed charges                  8,128
                                           -------
Earnings before taxes and fixed charges    $43,452
                                           =======
Ratio of earnings to fixed charges             5.3
                                           =======